Exhibit 99.1

CEA Industries Inc. Reports Q4 2021 and Full Year Results

Announces 60% revenue increase over 2020 and $9.6 million in Net Bookings in second half of year, highest in Company history and 22% higher than in second half of 2020

Louisville, Colorado, March 29, 2022 – CEA Industries Inc. (NASDAQ: CEAD, CEADW) today announced operating and financial results for the three and twelve months ended December 31, 2021.

Financial Highlights

●	Our FY 2021 revenue was $13.6 million, which represents a 60% increase compared to FY 2020 revenue.

●	For FY 2021, our operating loss and net loss was $1,979,000 and $1,338,000, respectively. This compares to a FY 2020 operating loss and net loss of $2,363,000 and $1,759,000, respectively.

●	Our FY 2021 adjusted net loss[1] was $889,000, compared to FY 2020 adjusted net income of $1,239,000.

●	Our Q4 2021 revenue was $3,056,000, compared to Q4 2020 revenue of $3,387,000, a decrease of 10%. Our Q4 2021 net loss was $402,000, compared to a Q4 2020 net gain of $64,000. Our Q4 2021 adjusted net loss was $229,000, compared to a Q4 2020 adjusted net gain of $143,000.

●	Our FY 2021 gross profit margin was 21.5% compared to 18.2% for FY 2020, an increase of 330 basis points.

●	As of December 31, 2021, our cash was $2,160,000, compared to cash of $2,285,000 as of December 31, 2020. We used $3,207,000 in cash from our operating activities during FY 2021. Our working capital deficit was $415,000 as of December 31, 2021, compared to a working capital deficit of $2,220,000 as of December 31, 2020. Our year-end working capital deficit includes $83,000 of accrued equity compensation expense that will be paid in stock options in Q2 2022. The 2020 year-end working capital deficit included $128,000 of accrued equity compensation expense that was paid in stock options in Q1 2021. Excluding the accrued compensation expense, the 2021 year-end working capital deficit was $332,000 compared to $2,092,000 in 2020.[2]

●	Our recent equity raise generated approximately $22 million in net proceeds, eliminated outstanding preferred stock and has provided liquidity for us to continue executing our strategic plan, as we pursue opportunities to grow both organically and through strategic and opportunistic acquisitions.

1 “Adjusted net income (loss)” means our GAAP net income (loss), after adjustment for non-cash equity compensation expense, debt-related items and depreciation expense.

2 Amount excludes proceeds raised from Equity Offering on February 22, 2022.

Recent Sales Contract Growth

During the fourth quarter of 2021 we had net bookings totaling approximately $3.99 million, which is the highest amount of fourth quarter net bookings in our history. Combined with the $5.60 million in the third quarter of 2021, we had net bookings totaling approximately $9.59 million in the second half of 2021. This level of net contract bookings in the second half is the largest in the Company’s history and represents a 22% increase over the second half of 2020.

Product Development Initiatives

In 2018 we began to broaden our product offerings to provide a wider range of HVAC technical solutions to serve our robust and expanding slate of customers. We continued that effort in 2019 when we introduced our SentryIQ® Controls System, and in 2020 we broadened our engineering services to include full Mechanical, Electrical, and Plumbing (“MEP”) services. We also expanded our environmental control product line to offer valuable complements like our split system DX (direct expansion) with integrated dehumidification, packaged DX systems with modulating hot gas reheat, heat recovery chiller/boiler for 4-pipe systems, and most recently, our StrataAir™ racking airflow solutions. We accelerated this expansion in 2021 as announced in our strategic update of May 2021. This new strategy has borne fruit as our 2021 performance was largely driven by our ability to provide critical components outside of our traditional HVAC technical solutions, such as architectural design services, lighting, benching and racking products, and preventive maintenance services to assist our customers in their cultivation operations. Since May 2021, when we announced this new strategic update, we have confirmed almost $500,000 in contracted revenues related to these new initiatives, and we expect this to increase over the course of the year.

We intend to continue to develop and offer new solutions to our customers’ challenges, so that a broader group of growers can take advantage of our engineering expertise and capabilities. We believe these new products and services will increase our addressable markets and increase sales, further leveraging our investment in product development, sales, and marketing.

Supply Chain Revenue Impact

Similar to companies in other industries, we have experienced delays with our international supply of products and shipments from vendors, and this negatively impacted our revenue for the year. The supply chain impact was largely due to delays at U.S. ports, compounded by a reduction in cargo shipped by air, a shortage of containers, and a shortage of domestic truck delivery availability. While our revenues increased year over year, these logistical delays affected our ability to translate some of our contract pipeline to revenues in accordance with the original timeframe of the contracts.

We continue to manage our business amidst congestion and extensive wait times. We will work diligently with our customers and with our network of freight partners and suppliers to expedite delivery dates and provide solutions to reduce further impact and delays and to complete outstanding contracts.

Tony McDonald, Chairman & CEO, commented: “The second half of the year offered validating support for our expanded product and services strategy. We finished the second half of 2021 with a pipeline that was 22% stronger than the second half of 2020. Certain cultivation construction projects were delayed or abandoned during the year, and we are mindful that our customers are still working through the challenges brought on by the Covid pandemic. While we continue to evaluate the effects this will have on our pipeline and revenue, we continue to be optimistic about the business and will continue to work diligently to build sales momentum.

About CEA Industries Inc.

CEA Industries Inc. (www.ceaindustries.com), through its subsidiary Surna Cultivation Technologies, is an industry leader in CEA facility design and technologies. We provide full-service licensed architectural and mechanical, electrical, and plumbing (MEP) engineering services, carefully curated HVACD equipment, proprietary controls systems, air sanitization, lighting, and benching and racking products. Our team of project managers, licensed professional architects and engineers, technology and horticulture specialists and systems integrations experts help our customers by precisely designing for their unique applications. Through our partnership with a certified service contractor network, we provide installation and maintenance services to assist in a smooth build-out and optimal facility performance. We have been providing solutions to indoor growers for over 15 years and have served over 800 cultivators with over 200 of them being large, commercial projects.

Headquartered in Louisville, Colorado, we leverage our experience in the industry to bring value-added solutions to our customers that help improve their overall crop quality and yield, optimize energy and water efficiency, and satisfy evolving state and local codes, permitting and regulatory requirements.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to CEA’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Non-GAAP Financial Measures

To supplement our financial results on U.S. generally accepted accounting principles (“GAAP”) basis, we use non-GAAP measures including net bookings and backlog, as well as other significant non-cash expenses such as stock-based compensation and depreciation expenses. We believe these non-GAAP measures are helpful in understanding our past performance and are intended to aid in evaluating our potential future results. The presentation of these non-GAAP measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for financial information prepared or presented in accordance with GAAP. We believe these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

CEA Industries Inc. Marketing

Jamie English
Vice President, Marketing Communications
jamie.english@ceaindustries.com
303.993.5271

CEA Industries Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2021	2020

ASSETS
Current Assets
Cash and cash equivalents	$2,159,608	$2,284,881
Accounts receivable (net of allowance for doubtful accounts of $181,942 and $165,098, respectively)	179,444	33,480
Inventory, net	378,326	327,109
Prepaid expenses and other	1,273,720	1,037,823
Total Current Assets	3,991,098	3,683,293
Noncurrent Assets
Property and equipment, net	77,346	147,732
Goodwill	631,064	631,064
Intangible assets, net	1,830	7,227
Deposits	14,747	-
Operating lease right-of-use asset	565,877	343,950
Total Noncurrent Assets	1,290,864	1,129,973

TOTAL ASSETS	$5,281,962	$4,813,266

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,345,589	$1,784,961
Deferred revenue	2,839,838	3,724,189
Accrued equity compensation	83,625	128,434
Other liabilities	37,078	-
Current portion of operating lease liability	100,139	266,105
Total Current Liabilities	4,406,269	5,903,689

NONCURRENT LIABILITIES
Other liabilities	-	74,156
Operating lease liability, net of current portion	486,226	169,119
Total Noncurrent Liabilities	486,226	243,275

TOTAL LIABILITIES	4,892,495	6,146,964

Commitments and Contingencies (Note 11)	-	-

TEMPORARY EQUITY
Series B Redeemable Convertible Preferred Stock, $0.00001 par value; 3,300 and 0 issued and outstanding, respectively	3,960,000	-
Total Temporary Equity	3,960,000	-

SHAREHOLDERS’ DEFICIT
Preferred stock; 150,000,000 shares authorized Series A Preferred stock, $0.00001 par value; 0 and 42,030,331 shares issued and outstanding, respectively	-	420
Common stock, $0.00001 par value; 850,000,000 and 350,000,000 shares authorized, respectively; 1,600,835 and 1,576,844 shares issued and outstanding, respectively	16	16
Additional paid in capital	25,211,017	26,109,509
Accumulated deficit	(28,781,566)	(27,443,643)
Total Shareholders’ Deficit	(3,570,533)	(1,333,698)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$5,281,962	$4,813,266

CEA Industries Inc.

Consolidated Statements of Operations

	For the Twelve Months Ended December 31,
	2021	2020
Revenue, net	$13,638,558	$8,514,272

Cost of revenue	10,712,563	6,961,305

Gross profit	2,925,995	1,552,967

Operating expenses:
Advertising and marketing expenses	772,139	430,012
Product development costs	469,703	390,229
Selling, general and administrative expenses	3,662,668	3,095,350
Total operating expenses	4,904,510	3,915,591

Operating loss	(1,978,515)	(2,362,624)

Other income (expense):
Other income (expense), net	627,592	$621,340
Interest expense	(2,832)	$(17,432)
Gain on lease termination	15,832	$-
Total other income (expense)	640,592	603,908

Loss before provision for income taxes	(1,337,923)	(1,758,716)

Income taxes	-	-

Net loss	$(1,337,923)	$(1,758,716)

Convertible Preferred Series B Stock Redemption Value Adjustment	$(2,262,847)	$-
Convertible Preferred Series B Stock Dividends	(67,447)	-
Dividend on Redemption of Series A Preferred Stock	(20,595)	-

Net Loss Available to Common Shareholders	$(3,688,812)	$(1,758,716)

Loss per common share – basic and dilutive	$(2.33)	$(1.12)

Weighted average number of common shares outstanding, basic and dilutive	1,582,869	1,574,454

CEA Industries Inc.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(1,337,923)	$(1,758,716)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization expense	65,372	120,103
Gain on forgiveness of note payable	(517,032)	(557,203)
Share-based compensation	240,780	277,183
Common stock issued for other expense	67,000	-
Provision for doubtful accounts	16,844	13,425
Provision for excess and obsolete inventory	(1,666)	21,669
Gain on lease termination	(15,832)	-
Loss on disposal of assets	67,567	4,124
Amortization of ROU asset	204,521	190,183

Changes in operating assets and liabilities:
Accounts receivable	(162,808)	91,452
Inventory	(49,551)	882,466
Prepaid expenses and other	(235,897)	(768,333)
Accounts payable and accrued liabilities	(476,450)	26,157
Deferred revenue	(884,350)	2,279,717
Accrued interest	2,832	3,203
Lease deposit	(14,747)	-
Operating lease liability, net	(259,475)	(135,828)
Accrued equity compensation	83,625	128,434
Net cash (used in)/provided by operating activities	(3,207,190)	818,036

Cash Flows from Investing Activities
Purchases of property and equipment	(68,657)	(9,332)
Proceeds from the sale of property equipment	11,500	-
Net cash used in investing activities	(57,157)	(9,332)

Cash Flows from Financing Activities
Cash proceeds from sale of preferred stock and warrants, net of issuance costs	2,624,874	-
Proceeds from issuance of note payable	514,200	554,000
Net cash provided by financing activities	3,139,074	554,000

Net change in cash and cash equivalents	(125,273)	1,362,704
Cash and cash equivalents, beginning of period	2,284,881	922,177
Cash and cash equivalents, end of period	$2,159,608	$2,284,881

Supplemental cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

Non-cash investing and financing activities:
Adjustment of carrying value of series B preferred stock to redemption value	$2,262,847	-
Options issued for accrued equity compensation	$128,434	$-
Accrued Series B dividend payable settled in shares of common stock	$67,447	$-
Series A Preferred Stock converted into shares of common stock	$420	$-
Dividend on Redemption of Series A Preferred Stock settled in shares of common stock	$20,595	$-
Right of Use asset arising on new office lease	$582,838	$-